UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ARC DOCUMENT SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

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Commencing on April 14, 2014, ARC Document Solutions, Inc. (the “Company”) sent the following communication to certain stockholders of the Company:

April 14, 2014

To Our Valued Stockholders:

ARC Document Solutions, Inc. (“ARC”) will hold its Annual Meeting of Stockholders on May 1, 2014. You have the opportunity and are requested to cast your vote on the four proposals set forth in the proxy. ARC’s Board of Directors (the “Board”) unanimously recommends a vote in favor of the proposals made in the proxy filed with the SEC on March 26, 2014. This correspondence is to provide you with information in addition to what is included in the proxy. Specifically, it is to provide greater depth of discussion and clarity with regard to the objectives of the recommended Stock Incentive Plan (“SIP”) and our executive compensation program. We thank you for your continued support and confidence in our company and its management team.

2014 Stock Incentive Plan

We believe our proposed SIP properly aligns pay and performance and will help the Company attract and retain the talent to drive future increased stockholder value. Further, we believe the “cost” of the plan in terms of potential dilution is appropriate, particularly in light of the Company’s historical track record of responsible management and use of equity incentive grants. Our proposed plan gives the Company the tools and flexibility it needs to drive and accelerate the transformation of the Company.

Over the last several years, ARC has increasingly become a heavily technology-driven, document solutions company. We distinguish ourselves from our competition through our superior technology tools. Going forward, we expect to increase the human resources we use to develop, commercialize, and sell our technology-based services. We compete for suitable candidates for senior and executive positions in the highly competitive talent market in San Francisco and Silicon Valley. We compete directly with local technology companies to acquire and retain this executive talent. Therefore, when we designed our proposed SIP, we reviewed stock plans for technology companies in addition to plans of more traditional professional services companies. We took into account our need to offer competitive compensation packages to the executives, software engineers and sales people we will increasingly require to successfully grow our operations, and continue to innovate and transform our business. In summary, we took into account our need to grow the resources we devote to technology and their likely cost based on the talent market we compete in.

While we need a robust stock plan to attract the talent necessary to grow the value of ARC, we are also very aware of the dilution a stock incentive plan poses to stockholders. We believe our record demonstrates that the Board and ARC’s management have been good stewards of our past equity incentive plans. Evidence of this includes:

•	Average adjusted burn rate[1] for the past three years is 1.6%;

•	Average adjusted burn rate for the past five years is 1.1%.

[1]	“Adjusted burn rate” is the net number of shares added annually from the stock incentive plan to the fully diluted number of shares outstanding at year-end.

(in 000s)	Gross Equity Grants	% of Shares Outstanding at year-end	Equity Grants, Net of Forfeitures and Cancellations	% of Shares Outstanding at year-end	12/31 Ending Shares Outstanding
2013	1,744	3.8%	1,504	3.2%	46,320
2012	685	1.5%	204	0.4%	46,262
2011	554	1.2%	475	1.0%	46,235
2010	29	0.1%	(33)	-0.1%	45,736
2009*	1,938	4.2%	378	0.8%	45,665
			3 year Average	1.6%
			5 year Average	1.1%

*	Gross Equity Grants includes 1.5 million options modified in 2009

We also think it is important to note that the number of shares granted in 2013 under our existing stock plan was high relative to our historic trend due to a number of one-time factors:

•	A significant portion of the awards outstanding as of December 31, 2013 were from grants made in the first half of 2013, when our stock price had fallen to a low of $2.70 per share. Therefore, a relatively high number of shares were required to achieve meaningful dollar value of awards for our employees. For example, at a stock price of $2.70, in order to give $10,000 worth of restricted shares, a grant of 3,704 shares was required. A grant at a $7.00 share price (closer to our current trading price) of $10,000 worth of restricted shares requires only 1,429 shares. Analysis of stock option grants using the Black-Scholes model derives a similar result: many more shares are required to achieve the same dollar value when the strike price and share price are low. Thus, since shares were granted early in 2013 when our stock price was lower, a greater number of shares were granted.

•	At the same time, in 2013 we deliberately sought to recognize and incentivize valuable employees who were instrumental in our reorganization. Due to actions taken in late 2012 and early 2013, the company’s gross margins and EBITDA margins expanded 260 basis points and 210 basis points year-over-year, respectively.

•	In connection with our transition into a heavily technology-driven company, we need our Chief Technology Officer (“CTO”) to be fully aligned with our business. In 2013, our CTO had expiring “out-of-the-money” options that were ten years old. To align our CTO with our business and to account for his expiring options, we granted him an option in the first half of 2013 to purchase 250,000 shares.

•	For similar reasons, we granted our Chief Executive Officer (“CEO”) an option in the first half of 2013 to purchase 300,000 shares.

In addition, we have strong business reasons for creating a larger share pool under our proposed SIP, and have added controls to avoid excessive transfer of stockholder value:

•	Our one year total shareholder return for 2013 was more than 200%. We were motivated to offer compensation to our employees who have been working hard under a difficult compensation environment for the past five years.

•	Most of the shares subject to vested options granted before 2013 are “underwater,” and therefore provide little retention value.

•	We have imposed tight limits on the number of shares from the existing stock plan that may be recycled under the proposed plan. Although the proposed plan authorizes the award of 6,319,624 new shares, it imposes an absolute cap of 7,000,000 shares, including recycled shares that may be granted.

•	Our proposed plan limits the number of shares that may be granted in the form of full value awards, such as restricted stock, to 2,000,000 shares.

Executive Compensation Program

We respect the interests of our stockholders where they relate to our compensation plans and policies. ARC’s Board and executives have specifically designed our executive compensation programs and policies around the guiding principle of “pay-for-performance.” We believe this aligns the interests of our executives with our stockholders and puts the focus of our executive team on increasing stockholder value.

The ARC Compensation Committee’s primary objective when considering the compensation of Mr. Suriyakumar, our President and CEO, was retaining his services for the near future, and continuing to incentivize him to deliver the high level of company performance he has demonstrated over a variety of market and economic conditions.

Mr. Suriyakumar founded ARC more than twenty years ago and has been instrumental in its growth, success, and recent turn around. His knowledge of the industry and the Company is of significant value to ARC. In addition, during the past five years as Mr. Suriyakumar guided ARC’s transformation and reorganization in light of economic and secular challenges in our industry, he voluntarily reduced his salary on average 23% per year.

(in 000s)	Year	Base Salary Per terms of Employment Agreement	Actual Salary Taken	Voluntary Reduction to Contractual Amount	Cash Bonus
CEO	2013	$950	$760	20%	$455
	2012	$950	$845	11%	$—
	2011	$950	$687	28%	$—
	2010	$650	$574	12%	$—
	2009	$650	$375	42%	$—
		3 year Average Reduction		20%
		5 year Average Reduction		23%

Further, the bonus Mr. Suriyakumar received in 2013 was the first and only bonus he has received in the past five years. Despite having earned no bonus over this time period, he nevertheless recommended a significant reduction in the total bonus for which he was eligible for 2013 in consideration of the early stage of ARC’s recovery, and in the best interests of the business. Furthermore, he recommended receiving a larger portion of his bonus in the form of equity in lieu of cash to demonstrate his deep and personal commitment to the future success of ARC.

Lastly, the current incentive structure in our CEO’s employment agreement, under which payment is conditioned on significant growth in earnings per share, has served ARC well over the last several years: it has rewarded our CEO for good performance and prohibited bonus opportunities when ARC was in decline.

In summary, the Compensation Committee felt it was appropriate to maintain our CEO’s existing compensation plan under the terms of his amended and restated employment agreement with minimal changes for the following reasons:

•	our CEO’s significant value to the company;

•	his demonstrated integrity to the company by voluntarily reducing his own compensation during difficult times, and

•	the incentive compensation plan has served the company well in aligning Mr. Suriyakumar’s incentive compensation with the value of the company’s stock.

Our CEO’s compensation plan is designed to reward him for increasing pre-tax earnings per share, and the Board believes this has been effective in achieving this objective for the nine years it has been in place. Further, Mr. Suriyakumar is the company’s largest single stockholder and is therefore highly incentivized to work with the Compensation Committee and the Board to ensure that his incentive compensation program is in the best interests of the stockholders.

BASED ON THE ACCOMPLISHMENTS ARC MADE IN INCREASING STOCKHOLDER VALUE IN

2013, THE BOARD ASKS THAT YOU VOTE IN FAVOR OF THE FOUR PROPOSALS SET FORTH IN

ARC DOCUMENT SOLUTIONS 2014 PROXY.